Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Reitar Logtech Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.0001 per share(2)	457(o)	-	-	US$36,375,000	US$147.60 per US$1,000,000	US$5,368.95
Total Offering Amounts						US$36,375,000		US$5,368.95

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Includes shares are registered for resale on this Registration Statement.